Exhibit 99.1

2320 NW 66th COURT GAINESVILLE, FL 32653 PHONE: 352-377-1140 FAX: 352-378-2617	Investor Relations Contact: Hawk Associates, Inc. Julie Marshall and Frank Hawkins Phone: 305- 451-1888 E-mail: info@hawkassociates.com http://www.hawkassociates.com
News Release: FOR IMMEDIATE RELEASE

Exactech to Acquire Altiva Corporation

Exactech expands presence in growing market for spinal products

GAINESVILLE, Fla. — December 10, 2007 — Exactech, Inc. (Nasdaq: EXAC), a rapidly growing orthopaedic device manufacturer, announced today that it intends to exercise its 2003 investment agreement option to acquire the stock and assets of Altiva Corporation, a North Carolina-based spinal products company engaged in the research, development, manufacture and marketing of spinal implant devices and related products. Altiva offers a spinal fusion product line with implants and instrumentation that address the major indicated spinal pathologies and focus areas of traditional spinal surgery.

Exactech Chairman and CEO Bill Petty said, “Exactech invested in Altiva during October 2003, while Altiva was in its formative stage as a spinal products company. Since that time, with the investment and credit line secured by Exactech, Altiva has combined acquisitions of intellectual property with various distribution agreements to assemble a strong spinal products portfolio. We are pleased that Exactech’s first acquisition includes Altiva’s experienced spinal management team, and brings together employees of two companies with similar cultures, a strong focus on customer service and a commitment to improving patient outcomes.”

The pre-determined $25.0 million purchase valuation of Altiva is based on Exactech’s sales multiple and Altiva’s trailing 12 months revenue. Exactech’s final payment of $7.0 million will consist of a combination of cash and Exactech common stock and is expected to be funded from its current financing facilities. Altiva’s annualized sales revenue is approximately $13 million, based on the results of the first nine months of 2007. Altiva is expected to break even in terms of operating profit in the first half of 2008. Exactech expects the transaction to be neutral to earnings in 2008 and accretive in 2009.

As a wholly owned subsidiary of Exactech, Altiva will continue to operate from its Charlotte, North Carolina, headquarters and will maintain separate sales, marketing, engineering and operational functions.

Altiva President and CEO Craig Corrance notes, “Exactech has been an excellent strategic partner for Altiva. Our synergistic approach to surgeon relations and product development will help enable Altiva and Exactech to reach shared goals. We look forward to continued strong growth in the spinal products market.”

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Altiva Corporation develops and markets spinal implant technologies and related products. The company has multiple development projects underway, most notably a collaboration with a leading group of spinal surgeons focused on the rapidly emerging motion preservation market. Altiva owns a number of patents and licensing arrangements, including those relating to pedicle screw technologies. Altiva intends to offer differentiated products by combining innovative technology and design with feedback from clinical experts.

Back pain is the second most common medical condition for which people in the U.S. seek treatment with more than 50 million physician office visits annually. Industry leaders expect continued growth in traditional fusion devices with focused expansion in motion preservation technologies.

Exactech expects to close the transaction during the first quarter of 2008 at which time Exactech will update its 2008 revenue and earnings guidance.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and Australia, in addition to more than 25 countries in Europe, Asia and Latin America. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/exacprofile.aspx.

Investors may contact Chief Financial Officer Jody Phillips at 352-377-1140 or Julie Marshall or Frank Hawkins, Hawk Associates Inc., at 305-451-1888, e-mail: info@hawkassociates.com. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/email.aspx.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

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